Exhibit 10.3

June 24, 2011

Richard Chernicoff

[address redacted]

Dear Rich:

I am pleased to offer you a full-time, exempt position with Tessera, Inc. (the “Company”), as President, Intellectual Property and Microelectronics Division (the “IP Business”), reporting to me as Tessera’s Chief Executive Officer (“CEO”). If you decide to join us, you will receive an annual salary of $295,000.00, which will be paid in accordance with the Company’s normal payroll procedures.

As an employee, you are also eligible to receive certain employee benefits including group medical and dental benefits, participation in the Company’s 401(k) plan as well as other Company sponsored benefits. You should note that the Company reserves the right to modify salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join us, it will be recommended at the first meeting of the Compensation Committee of the Board of Directors of Tessera Technologies, Inc. (“Technologies”) following your start date that Technologies grant you stock options to purchase an aggregate of 235,000 shares of Technologies common stock and 25,000 restricted stock units. These equity awards shall be subject to the terms and conditions of the Technologies 2003 Equity Incentive Plan and related equity award agreements, including the vesting requirements set forth therein. Your equity plan is and will continue to be the most employee favorable equity based incentive compensation arrangement.

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

The Company will also enter into a Severance Agreement and a Change in Control Severance Agreement with you on terms substantially equivalent to those offered to other executive officers of the Company. If there is a conflict between those agreements and this letter, those agreements will control.

The Company reserves the right to request an investigative consumer report, which may include background investigations and/or reference checks, on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a report and/or reference checks, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook. As a condition of your employment, you will also be required to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. The Confidential Information Agreement also provides that in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration. The Company consents to your being a member of the board of directors of Unity Semiconductor. Other board or advisor roles will be subject to the prior approval requirements described in the Company Handbook.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate copy is enclosed for your records. If you accept our offer, your first day of employment will be July 11, 2011. This letter, along with the Severance Agreement, Change in Control Severance Agreement and the Confidential Information Agreement, will set forth the terms of your employment with the Company and will supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by an executive officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by 12:00 PM on Monday, June 27, 2011.

Richard, we look forward to your favorable reply and to working with you at Tessera.

Sincerely,

/s/ Robert Young
Robert Young
President & Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Richard Chernicoff	Date:	June 27, 2011
Printed Name:	Richard Chernicoff

Tessera , Inc.     3025 Orchard Parkway     San Jose, California 95134

Phone 408.321.6000     Fax 408.321.2900

www.tessera.com

Attachment 1

Confidential Information Agreement

[Attached]

CONFIDENTIAL DISCLOSURE AGREEMENT

This is an Agreement by and between Richard Chernicoff (hereinafter “Participant”) and Tessera Technologies, Inc. and its Affiliates (hereinafter “Tessera”).

WITNESSETH

WHEREAS, Tessera Confidential Information consists of technical, financial, operational and other business information related to (1) chip, module, and wafer level packaging technology; (2) substrates for use in electronic packaging; (3) embedded components, electromagnetic shielding; (4) thermal management systems (including electro hydrodynamic systems), devices, related components, and measurement methods and systems for characterization thereof; (5) sockets, connectors, interconnect devices and other electrical contact technology; (6) micro-optical elements, lens design, integrated optical assemblies, integrated electro-optical assemblies, and image processing methods; (7) embedded technologies and software for image enhancement; and (8) mechanical actuators (including electro-static, electro-magnetic, and microelectromechanical systems (MEMS)) for camera solutions and packaging methods for mobile imaging applications; and

WHEREAS, Tessera is willing to disclose its Confidential Information to Participant, but desires to protect the confidentiality of the Confidential Information by preventing the unauthorized use and dissemination thereof without Tessera’s consent.

NOW, THEREFORE, in consideration of the disclosure of such Confidential Information, the parties agree as follows:

1.	During the term of this agreement Tessera may disclose Confidential Information to the Participant. The Participant shall preserve as confidential and shall not use any of the Confidential Information obtained from Tessera except as necessary in connection with evaluating an employment relationship with Tessera, and shall not disclose or permit disclosure of any such Confidential Information to any third party without the prior written permission from Tessera, for a period of three (3) years after the date of expiration or termination of this Agreement. The Participant shall not copy, duplicate, disassemble, modify, reverse engineer or de-compile the Confidential Information without the prior written consent of Tessera. The Participant shall hold in confidence and protect Tessera’s Confidential Information by using the same degree of care as it would use to protect its own confidential information, but no less than a reasonable degree of care, to prevent unauthorized use, dissemination, or publication of the Confidential Information.

2.	The Participant shall be bound by the obligations imposed by this Agreement until and except to the extent that such Confidential Information:

(a)	is already known by the Participant at the time of disclosure by Tessera; or

(b)	is a matter of public knowledge at the time of such disclosure through no fault of the Participant; or

(c)	later becomes a matter of public knowledge through no fault of the Participant or is independently developed by the Participant after such disclosure and without access to Confidential Information;

(d)	is disclosed to the Participant by a third party (who is under no obligations to Tessera) on a non-confidential basis; or

(e)	is required to be disclosed by the Participant to comply with applicable laws or governmental regulations, provided that the Participant provides prior written notice of such disclosure to Tessera and takes commercially reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

The Participant has the burden of proving the foregoing exceptions with written documentation.

3.	Nothing in the Agreement shall constitute a waiver or assignment of any patent rights, copyright or trade secret rights in the United States or foreign countries that Tessera may elect to obtain or enforce on all or portions of such Confidential Information. The Participant does not acquire any rights in the Confidential Information, except the limited right to use the information as described above.

4.	The Participant agrees to deliver to Tessera or destroy, upon termination of this Agreement or upon request from Tessera, all documents and materials of any kind provided to the Participant, including any copies of duplicates thereof, and further any writing, recording, drawing, model, sample, or photograph that describes, depicts, contains, constitutes, reflects, or records any of the Confidential Information, and all copies thereof.

5.	The term of this agreement will commence on the date of the last signature set forth below (the “Effective Date”) and will automatically terminate two (2) years after the Effective Date, unless extended in a writing executed by both parties. This agreement may be terminated by either party at any time for any reason prior to this date by delivering written notice to the other party. The provisions of Paragraph 2 shall survive termination.

6.	This Agreement is made under and shall be construed according to the laws of the Stale of California.

7.	All Confidential Information is provided “AS IS” without any warranty, whether express or implied, as to its accuracy or completeness, its suitability for a particular purpose or its non· infringement of third party rights.

8.	Participant agrees the damages to Tessera for improper disclosure of Confidential Information will result in irreparable harm to Tessera and that therefore Tessera will be entitled to equitable relief, including but not limited to injunctive relief.

9.	Participant shall control access to Confidential Information in accordance with all applicable US export laws and regulations. The obligations under this clause shall survive any termination or expiration of this Agreement.

10.	This Agreement does not create any agency, partnership, joint venture or any other business relationship between the parties.

11.	The term “Affiliate” shall mean any entity which, directly or indirectly, controls, is controlled by, or is under common control with Tessera Technologies, Inc.

12.	This Agreement may be executed and exchanged via facsimile or electronically scanned copy, and the executed copy shall have the same force and effect as an original.

13.	This Agreement contains the entire understanding between the parties with respect to Confidential Information transferred hereunder and supersedes all prior written or oral understandings or agreements.

TESSERA TECHNOLOGIES, INC.		PARTICIPANT

By:	/s/ Thomas H. Blanco	By:	/s/ Richard Chernicoff

Name:	Thomas H. Blanco	Name:	Richard Chernicoff

Title:	Senior Vice President	Date:	June 24, 2011

Date:	June 27, 2011